99.1

NEWS	from	H. L. LANZET, INC

12 Hull Street
Oceanside, NY 11572
(212) 888-4570 • (516) 763-1668
Fax: (212) 888-4569 • (516) 763-1626

FOR IMMEDIATE RELEASE
CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Ron Eilath CFO Cabletel Communications (905) 475-1030

CABLETEL ANNOUNCES EXPECTATION OF LOWER REVENUES AND NET LOSS FOR SECOND QUARTER

ALSO ANNOUNCES RESTRUCTURING INITIATIVE, INCLUDING EFFORTS TO
RENEGOTIATE PAYMENT TERMS OF SENIOR SUBORDINATED PROMISSORY NOTE
TERMS WITH MAJOR SUPPLIER

MARKHAM, Ontario, August 1, 2003 – Cabletel Communications Corp. (AMEX: TTV; TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that, for its second quarter ended June 30, 2003, it anticipated reporting lower revenues of approximately CDN $9 million, compared to CDN $15 million reported in the same second quarter of 2002 and CDN $11 million for the first quarter of 2003. In addition, the Company announced that for the quarter ended June 30, 2003, it anticipated reporting an increased net loss and that it expects to take a restructuring charge, the total amount of which has not yet been determined. The Company attributed its lower revenues and increased net loss to continued weakness in the cable and satellite sector. The Company is due to release its second quarter results on or about August 15, 2003.

In order to better position the Company to compete in the current market, as announced at the Company’s annual meeting held on July 27, 2003. The Company has undertaken a restructuring plan to seek to reduce operating costs and total indebtedness. The restructuring plan is expected to include the following key components:

•	A reduction in the size of its workforce by approximately 25%.

•	Explore the sale of non-core assets.

•	A reduction of occupancy costs through the consolidation of its operation into fewer facilities.

•	Efforts to renegotiate terms with key suppliers.

The Company has commenced these efforts and believes that, if successful, they should result in cost savings and increased working capital. However, no assurances can be given that the restructuring plan can be successfully completed.

In particular, in connection with its restructuring plan, the Company announced that it is in the process of seeking to renegotiate the payment terms of its US $2.2 million senior subordinated promissory note issued to one of its major suppliers. As a result, it has obtained the consent of the payee to pay half of each of the full US $120,000 installments due under the note on each of May 31, June 30 and July 31, 2003. The promissory note, which was issued in May 2002 as part of the conversion of US $2.2 million in outstanding payables owed by the Company to a major supplier, bears interest at the rate of 12% per annum and called for repayment in monthly installments of US $60,000 through April 2003 and US $120,000 thereafter through April 30, 2004. Because of the continued weakness in the Canadian television and telecommunication industries, the Company has been in discussions with the payee of the note regarding a restructuring which would reduce the monthly payments below the required US $120,000.

Although discussions with the payee have commenced, to date the Company and the payee have not agreed upon the terms of a restructuring. Unless an agreement is reached by August 15, 2003, the Company will be required to pay the full US $120,000 installment due on August 31, 2003, plus the amount of the Company’s total underpayment of US $180,000 with respect to the May 31, June 30 and July 31, 2003 installments. Unless an agreement is reached, the Company does not expect to be in a position to make those payments. If the Company is unable or otherwise fails to make those payments in full it would constitute a default of the terms of the note, which is unsecured and subordinated to the rights of the senior bank lenders under the Company’s senior credit facility. The Company has been coordinating its efforts to renegotiate the terms of the note with its senior bank lenders, who have been supportive of the Company in that regard. While the Company remains hopeful that it can conclude a renegotiation of the payment terms of note on terms mutually satisfactory to the Company, the payee and the bank, no assurances can be given that such agreement can be reached. If no agreement is reached, the Company may not be in a position to make all of the required payments, an event that could permit the payee to call an event of default under the note and have a material adverse impact on the Company and its business.

Greg Walling, President of Cabletel, stated that: “The Company is experiencing some of its most difficult challenges in its 30 year history. Our primary customer base, the Canadian cable industry, continues to reduce its spending levels, which has seriously hampered our current sales levels. Further, in light of the ongoing troubles of major players in the US and the continued weakness of the telecom sector, our suppliers have implemented aggressive collection and credit policies. This has created cash flow issues for the Company. However, while the current environment is causing serious short-term difficulties, the Company’s market share in its traditional markets has actual grown and we remain optimistic that, through our restructuring plan, we will be successful in protecting the Company’s market position and better position it to prosper.”

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including weakness in the Company’s market, more restrictive payment terms from suppliers, requirements imposed by the Company’s creditors, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.